Exhibit 99.2 [NRG Letterhead]

Date:	November 24, 2008
To:	All Employees
From:	David Crane – President and CEO
Subject:	Exelon Update

Today we took an important step in responding to Exelon’s latest tactics. NRG’s Board of Directors announced that it has unanimously decided to recommend that NRG stockholders not tender their shares into Exelon’s exchange offer.

The Board’s recommendation is contained in a legal filing (called a Schedule 14D-9) that we made with the Securities and Exchange Commission (SEC) this afternoon, which includes the Board’s reasons for recommending that stockholders reject Exelon’s exchange offer. In addition, we have issued the attached news release. We have a link to that particular filing on a new section of the Insider created especially as a reference tool for employees. On this site, accessed from the front page of the Insider, we will include communications related to Exelon, including news releases, employee communications, and news articles, among other items.

In the week after our Board rejected of Exelon’s original proposal, Exelon tried to increase the pressure on our Company and our Board through a three-pronged strategy:

•	Exchange Offer – Exelon has gone straight to our stockholders with an exchange offer for all NRG shares. The terms of the offer are that Exelon would exchange 0.485 of its shares for each share of NRG stock. To accept this offer, our stockholders need to indicate their willingness to tender their shares by January 6, 2009, the current date that the Exelon exchange offer expires.

•	Proxy Contest – Exelon has announced its intention to try to gain control of our Board by proposing to add several new directors, nominated by Exelon, while also seeking to replace four of our existing Directors, whose terms are up at the 2009 annual meeting. In the election, stockholders cast their votes, or proxies, for directors. Exelon’s aim through this tactic is to put in place a majority of the directors serving on our Board.

•	Litigation – Exelon has also filed a lawsuit against NRG and our Board arguing that appropriate consideration was not given to their original proposal that the Board rejected on November 9. We have since filed a motion to dismiss the suit as we believe that it is baseless and fails to state any legal claim against NRG or our Board.

It bears repeating that these are predictable tactics and we encourage you to remain focused on doing business as usual and maintaining our high performance levels.

Finally, we appreciate the questions many of you have submitted via email or to your managers. We’ve put together a set of questions submitted from across NRG, along with answers and a helpful glossary of terms. Please continue to submit any questions you may have to your managers or to NRGCommunications.

Q&A

1.	What are the latest steps taken by Exelon and NRG in this process?

Exelon is trying to increase the pressure on our Company and our Board through a three-pronged strategy: a formal exchange offer to our stockholders; a proposed proxy contest; and litigation.

Today NRG’s Board of Directors recommended that NRG stockholders not tender their shares in Exelon’s exchange offer. We also announced that we think Exelon’s lawsuit is baseless and fails to state any legal claim against NRG or our Board, and we filed a motion to dismiss it. Finally, with regard to the proposed proxy contest by which Exelon says it will try to gain control of our Board, we have confirmed to Exelon that the Company’s common stockholders have the right to propose and vote on expanding the size of our Board and to nominate their own slate of directors for election at our next annual meeting.

2. Why is Exelon so interested in NRG?
We believe that NRG is unique in that we are the best-positioned, highest-growth, most well-diversified and best-hedged company in the sector. Exelon has recognized that NRG is the best investment in our sector at this time.

Exelon Exchange Offer

3. How does the exchange offer work?
Exelon has indicated it will send all NRG stockholders a packet of materials containing an offering document with information about the terms of the offer and other information about how to exchange their NRG shares for Exelon shares. NRG stockholders who tender their shares into the offer have the ability to withdraw their shares from the offer at any time until they are accepted for exchange by Exelon.

4. What happens if the majority of NRG’s stockholders do not tender their shares into this exchange offer?
It is a condition to Exelon’s obligation to close its exchange offer that a majority of NRG’s shares are tendered in the offer. Exelon’s Chief Operating Officer has stated publicly “if we hear back from NRG shareholders that they are not interested, then we go away.”

In addition to the exchange offer, Exelon announced its intention to submit a proposal to our stockholders, in connection with NRG’s annual meeting, to expand the size of the NRG Board and nominate a majority of directors. (See question number 1 above and number 7 below for more on this issue.) Beyond that, it’s not appropriate to speculate on what will happen that far in the future.

5. What happens if a majority of NRG’s outstanding shares are tendered in the exchange offer?
Even if NRG stockholders tender a majority of NRG’s outstanding shares in Exelon’s exchange offer, Exelon will not be able to exchange those shares for Exelon shares until a number of conditions are satisfied. One of these conditions is receipt of all regulatory approvals, includg federal approvals from the Department of Justice, FERC and NRC, as well as approvals from the states of California, New York, Pennsylvania and Texas. It will likely take Exelon several months to obtain all these regulatory approvals, if it is able to obtain them at all. Suffice it to say, there would be many steps before Exelon could actually acquire any NRG shares in the exchange offer and it would not be appropriate to speculate on what will happen that far in the future.

6. What will happen to our unvested Restricted Stock Units (RSUs) if Exelon succeeds in its hostile bid?
If you’ve been granted RSUs, the terms of your grant agreement provide that the RSUs vest (become owned by you as common shares) at a certain designated period. If Exelon were to succeed in acquiring NRG, the vesting period would be accelerated and you would own the shares sooner than the original vesting period. Please keep in mind that the plan document will always determine the ultimate treatment of equity upon an acquisition.

Exelon Proxy Proposal

7. What would happen if Exelon is successful in replacing a majority of the Company’s Board?
At this point, we have only received a letter indicating Exelon’s intention to submit a proposal to our stockholders to expand the size of the NRG Board and nominate a majority of directors. So, it is a bit too early to speculate.

8. Have there been recent discussions with our major stockholders regarding their position on the exchange offer? What are they saying?
Our Company policy is not to comment on specific communications with individual stockholders.

Exelon Lawsuit

9. What are Exelon’s grounds for the lawsuit? Can we counter sue?
Exelon filed a lawsuit against NRG and our Board arguing that our Board did not give appropriate consideration to their original proposal. We filed a motion to dismiss the suit as we believe that it fails to state any claim against NRG or our Board.

10. What if I still have questions?

Please send any questions you may have to NRGcommunications. We will use them in upcoming communications as much as possible.

Glossary of Terms

14D-9 Filing
A 14D-9 filing is a Securities and Exchange Commission filing in which a company’s board of directors makes a recommendation to its stockholders in response to a tender (or exchange) offer from another company. It is often accompanied by a letter to stockholders letting them know of the board’s decision and provides the background of the offer and rationale for the decision.

Exchange Ratio
The exchange ratio is the amount of Exelon stock (0.485 Exelon shares per each share of NRG stock) that Exelon intends to exchange for each share of NRG common stock.

Motion to Dismiss
A Motion to Dismiss, in civil litigation, is a written submission to the court at a preliminary stage of the case, generally before the defendant answers, seeking dismissal of the case (in this case, the suit filed by Exelon against our Board) on one of several grounds. Grounds could include a lack of jurisdiction over the person or subject matter, and failure of the plaintiff to allege the required elements of the cause of action asserted in the complaint.